Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-169377, 333-51494, and 333-143770), Form S-3 (No. 333-169379) and Form S-4 (No. 333-185318) of Leucadia National Corporation of our reports dated January 28, 2013 relating to the consolidated financial statements of Jefferies Group, Inc. (predecessor of Jefferies Group LLC) (“Jefferies”) and the effectiveness of Jefferies’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Leucadia National Corporation and its subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

New York, New York

March 1, 2013